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                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                 POWERNOTES(SM)

            With Maturities of 9 Months or More from Date of Issue


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Registration No. 333-35460
Filed Pursuant to Rule 424(b)(2)
PRICING SUPPLEMENT NO. 008                            Trade Date: 10/5/00
(To Prospectus Supplement & Prospectus dated
  September 8, 2000)                                  Issue Date: 10/11/00
The Date of this Pricing Supplement October 5, 2000

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                                                                                            SUBJECT TO REDEMPTION OR REPAYMENT
   CUSIP                                                                               ---------------------------------------------
    or      Stated                                            Interest                             Date and terms of redemption or
  Common   Interest               Price to     Discounts &     Payment    Survivor's             repayment (including any applicable
   Code     Rate(1)    Maturity   Public(2)    Commissions    Frequency     Option      Yes/No     regular or special record dates)
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
14911QAH4   7.450%     10/15/15     100%         2.0000%       Monthly       YES          YES     Callable at 100% on 10/15/02 and
                                                                                                      semi-annually thereafter





Original Issue Discount Note:                Total Amount of OID:

     Yes        X  No                                 N/A
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(1) The interest rates on the PowerNotes(SM) may be changed by Caterpillar
    Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes(SM) offered prior to the effective date of the change. Prior to the data of this Pricing Supplement, $[41.137]mm principal amount of the PowerNotes(SM) had been sold at interest rates then in effect.

(2) Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.